SHAREHOLDER INFORMATION AGREEMENT

SHAREHOLDER INFORMATION AGREEMENT entered into as of April 16, 2007 by and between T. Rowe Price Services, Inc. ("Services"), T. Rowe Price Investment
Services, Inc. ("Investment Services") (collectively the "Fund") and The Prudential
Insurance Company of America, Pruco Life Insurance Company, and Pruco Life
Insurance Company of New Jersey (the "Intermediary"), with an effective date of
October 16, 2007. Prior to the effective date of this Shareholder Information Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the
Fund for shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

WHEREAS, Services is the registered transfer agent and Investment Services is the distributor and underwriter for the Funds;

WHEREAS, Intermediary is a "financial intermediary" with respect to the Fund, as such term is defined in Rule 22c-2 under the Investment Company Act of 1940 ("Rule
22c-2"); and

WHEREAS, pursuant to Rule 22c-2, the Fund is required to enter into a written agreement with Intermediary under which Intermediary agrees to (i) provide, at Fund's request, certain identity and transaction information with respect to Shareholders, and (ii)
execute instructions from Fund to restrict or prohibit future purchases or exchanges by such Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree as follows:

Section l. Definitions. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term "Intermediary" shall mean an insurance company separate account.

The term "Fund" shall mean an open-ended management investment company that is registered, or required to register, under section 8 of the Investment Company Act of
1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund.
The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of
1940 that are held by the Intermediary.

The term "Shareholder'' means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a
Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a
Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a
Contract death benefit; (iii) pursuant to a one-time step-up in Contract value under a
Contract death benefit, or in connection with an automatic step-up to protected withdrawal value under an annuity guaranteed minimum withdrawal benefit; (iv)
pursuant to an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; (v) pursuant to pre-arranged transfers at the conclusion of the free look period; or (vi) in connection with receipt of a longevity credit or other automatic increase to Contract value.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a
Contract.

The term "written" includes electronic writings and facsimile transmissions.

Section 2.0. Agreement to Provide Information. Intermediary agrees to provide the
Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s)
of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer. or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.
Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions.

Section 2.1. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

Section 2.2. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly, except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the
Fund.

Section 2.3. Form and Timing of Response.

(a) Intem1ediary agrees to provide, promptly upon request of the Fund or its designee, but not later than five (5) business days after receipt of the request, the requested information specified in Section 2.0. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.0 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.0 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the
Fund should be consistent with the NSCC Standardized Data Reporting Format.

Section 3. Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act
(Public Law 106-102) and comparable state laws.

Section 4. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to
Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions
that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that
Intermediary may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

The Prudential Insurance Company of America, Annuity Services, Thomas Sandor,
2101 Welsh Road, Dresher, Pennsylvania, 19025, (215) 784-2721,
Thomas.Sandor@Prudential.com.

The Prudential Insurance Company of America, Annuity Services, Christoph Hagan,
2101 Welsh Road, Dresher, Pennsylvania, 19025, (215) 784-8209,
Christoph. Hagan@Prudential.com.

Section 5. Form of Instructions. Instructions must include the TIN, ITIN, or Gil and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, Gil or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the
Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades that violated the
Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

Section 6. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Intermediary.

Section 7. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

Section 8. Construction of the Agreement; Fund Participation Agreements. The
parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this
Agreement conflict with the terms of a Fund Participation Agreement, the terms of this
Agreement shall control.

Section '9. Termination. This Agreement will terminate upon the termination of the
Fund Participation Agreements.

Section 10. Miscellaneous.

a. If allowed by law, Fund will notify Intermediary of any regulatory requests received with respect to Shareholder information related to the Intermediary's accounts.

b. Fund acknowledges that Intermediary is not responsible for the accuracy of information provided by an indirect intermediary.

c. Fund agrees that any decision to prohibit a Shareholder from trading will be done in an even-handed, non-discriminatory manner.

d. Fund agrees to abide by the requirements set forth by the NASO for member firms as to compliance with the investigation of background information including, but not limited to, employment verification and DOJ/FBI finger print searches for criminal records identification. Fund also will abide by the standards of reportable criminal matters and statutory disqualifications for said employees.

e. Fund agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees)
arising in connection with a third party claim or action brought against Intermediary as a result of any unauthorized disclosure by the Fund of a Shareholder's TIN, ITIN, or Gil provided to the Fund in response to a request for information pursuant to the terms of this
Agreement.

f. Either party is excused from performance, and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other party, and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such force majeure.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be effective as of the date written above.

/s/ Laura Chasney             /s/ Laura Chasney
By: Laura Chasney                    By: Laura Chasney

T. Rowe Price Services, Inc.                 T. Rowe Price Investment Services, Inc.

/s/ Daniel O. Kane
By: Daniel O. Kane, Vice President

Pruco Life Insurance Company

/s/ Daniel O. Kane
By: Daniel O. Kane, Vice President

Pruco Life Insurance Company of New Jersey

/s/ Daniel O. Kane
By: Daniel O. Kane, Vice President

The Prudential Insurance Company of America

/s/ Daniel O. Kane
By: Daniel O. Kane, Senior Vice President &
Chief Actuary

American Skandia Life Assurance Corporation